Exhibit 10.2

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”), dated as of July 9, 2008, is entered into by and among Vivendi Holding I Corp., a Delaware corporation (“Vivendi”), Vivendi Games, Inc., a Delaware corporation (“Vivendi Games”), Activision Blizzard, Inc., a Delaware corporation (the “Company”) and any other person who becomes a party to this Agreement in accordance with the terms hereof.

WHEREAS, Vivendi is the United States parent of the Vivendi Group, and has filed, and anticipates to continue filing, Vivendi Group Tax Returns;

WHEREAS, on December 1, 2007, Vivendi S.A., VGAC LLC, Vivendi Games, the Company and Sego Merger Corporation entered into a Business Combination Agreement (the “Combination Agreement”), which provides for, among other things, the combination of the respective businesses of the Company and Vivendi Games;

WHEREAS, following the consummation of the transactions contemplated by the Combination Agreement, Vivendi will directly or indirectly own a majority of issued and outstanding shares of common stock, par value $0.000001 per share of the Company;

WHEREAS, Vivendi anticipates that, subsequent to the combination of the businesses of the Company and Vivendi Games pursuant to the Combination Agreement, the Company, Vivendi Games, and other members of the Company Group may be eligible, or required, to join with the Vivendi Group in the filing of Vivendi Group Tax Returns during one or more taxable periods ending on or after the Closing Date (as defined below); and

WHEREAS, the parties wish to provide for an allocation and indemnification of Tax liabilities associated with (A) any taxable period during which Company, Vivendi Games, or other members of the Company Group join with the Vivendi Group in the filing of Vivendi Group Tax Returns or (B), in the case of Vivendi Games, any taxable period commencing prior to the combination of the businesses of the Company and Vivendi Games.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                         Definitions.  For purposes of this Agreement, the terms set forth below shall be defined as follows:

(a)           “Adjusted Repatriation Amount” shall have the meaning set forth in Section 8(d) hereof.

(b)           “Adjusted Repatriation Offset” shall have the meaning set forth in Section 8(d) hereof.

(c)           “Adjusted Separate Return Tax Liability” shall have the meaning set forth in Section 2.4(a) hereof.

(d)           “Closing Date” shall mean July 9, 2008.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)            “Company” shall mean Activision Blizzard, Inc., as defined in the Preamble hereto and any predecessor or successor corporation.

(g)           “Company Controlled Tax Issue” shall have the meaning set forth in Section 6 hereof.

(h)           “Company Group” shall mean the Company and its subsidiaries.

(i)            “Company Subgroup” shall mean, in the case of any particular Determination Year, members of the Company Group that join with the Vivendi Group in the filing of a Vivendi Group Tax Return.

(j)            “Company Subgroup Related Tax Issue” shall have the meaning set forth in Section 6 hereof.

(k)           “Company US Group” shall mean Company and all United States persons, as defined in Section 7701(a)(3) of the Code, directly and indirectly wholly-owned by Company.

(l)            “Determination Year” shall mean, for any particular member of the Company Group that joins with the Vivendi Group in the filing of a Vivendi Group Tax Return for any particular taxable year, the taxable period beginning on or after the Effective Date for such Company Group member and ending on the earlier of (i) the last day of such taxable year or (ii) the Termination Date for such Company Group member.

(m)          “Dividend” shall mean a distribution of cash or cash equivalents that is a “dividend,” as defined in Section 316 of the Code, and that is includible in the gross income of the recipient for United States Federal income tax purposes.

(n)           “Effective Date” shall mean the later of (A) the date on which any member of the Company Group commences to be includible in a Vivendi Group Tax Return and (B) the Closing Date.

(o)           “Final Determination” shall mean a final “determination” as defined under section 1313 of the Code or under any similar provision for state or local Tax law purposes.

(p)           “Group Tax Return” shall mean any consolidated, unitary, or combined income or franchise Tax Return.

(q)           “Investor Agreement” shall mean that “Investor Agreement” dated as of the date hereof among Vivendi S.A., VGAC LLC, Vivendi Games and Company.

(r)            “Non-Company Vivendi Group” shall mean all members of the Vivendi Group other than the members of the Company Group.

(s)           “Non-US Subsidiary” shall mean a foreign corporation for United States Federal income tax purposes that is directly or indirectly wholly-owned by Vivendi Games on the Closing Date.

(t)            “Non-US Subsidiary Cash” shall mean, with respect to a Non-US Subsidiary,  the cash and cash equivalents held by the Non-US Subsidiary on the Closing Date.

(u)           “Post-Closing Earnings” shall mean, with respect to a Non-US Subsidiary as of any particular date upon which such earnings are required to be determined hereunder, an amount equal the aggregate current and accumulated earnings and profits accumulated from the Closing Date up to and including such date, without adjustment for any portion of any distribution that qualifies as Repatriation Amount (or Adjusted Repatriation Amount, as the case may be) hereunder.

(v)           “Post-Termination Taxable Period” shall mean any taxable period beginning on or after the Termination Date.

(w)          “Pre-Termination Taxable Period” shall mean any taxable period beginning before the Termination Date.

(x)            The “Repatriation Amount” attributable to a Dividend shall mean, in respect of any Non-US Subsidiary, an amount equal to the lesser of (i) the excess, if any, of (A) the amount of such Dividend, over (B) the Post-Closing Earnings of such Non-US subsidiary as determined on the date immediately preceding the distribution date of such Dividend and (ii) the Repatriation Balance as determined immediately prior to the payment of such Dividend.

(y)           The “Repatriation Balance”  shall mean, with respect to a Non-US subsidiary as of any particular time when a determination of a Repatriation Balance is required to be made hereunder, the excess, if any, of (i) the Non-US Subsidiary Cash associated with such Non-US Subsidiary over (ii) the sum of (A) the aggregate Repatriation Amount (or Adjusted Repatriation Amount, as the case may be) attributable to Dividends made by such Non-US Subsidiary after the Closing Date and immediately prior to such determination, (B) any amount paid by the Non-US Subsidiary after the Closing Date to acquire an equity interest in any entity, (C) the net aggregate amount contributed by the Non-US Subsidiary after the Closing Date as equity to any other entity, (D) the aggregate amount lent by the Non-US Subsidiary to any other Non-US Subsidiary after the Closing Date, and (E) any other amount invested by the Non-US Subsidiary after the Closing Date that is an investment in a capital asset or otherwise capitalizable for United States Federal income tax purposes.

(z)            “Repatriation Cutoff” means the fifth (5th) anniversary of the Closing Date.

(aa)         The “Repatriation Offset” attributable to a Dividend shall mean an amount equal to fifty percent (50%) of the Repatriation Tax attributable to such Dividend.

(bb)         The “Repatriation Tax” attributable to a Dividend shall mean the excess, if any, of (i) the aggregate actual or hypothetical (as the case may be) United States Federal income Tax liability (net of any foreign tax credits associated with the Repatriation Amount (or Adjusted

Repatriation Amount, as the case may be) attributable to such Dividend under sections 901, 902 or 903 of the Code and allowable to the Company US Group, regardless of whether such credits are actually claimed) of the Company US Group, determined on an actual or pro forma basis as if Company were not part of a consolidated group of which it is not the parent, over (ii) the aggregate hypothetical United States Federal income Tax liability, determined in the same manner as under clause (i), that the Company US Group would have incurred if the Repatriation Amount (or Adjusted Repatriation Amount, as the case may be) attributable to the Dividend had not been distributed.

(cc)         “Resolution Accountant” shall have the meaning set forth in Section 7 hereof.

(dd)         “Separate Return Tax Liability” shall mean, in the case of any particular Determination Year, the hypothetical Federal, state, local, or foreign income or franchise Tax liability, as the case may be, of the Company Subgroup determined (i) on a pro forma basis, in accordance with Section 2.3 hereof, as if such Company Subgroup had filed their own Group Tax Return for such year, (ii) taking into account the Tax Items for each previous Determination Year in respect of which a Separate Return Tax Liability was determined for such members, and, (iii) if applicable, as adjusted pursuant to Section 8(a) hereof.

(ee)         “Tax” or “Taxes” shall mean all federal, state, local, foreign and value-added taxes, and other assessments of a similar nature (whether imposed directly, through withholding, or in the nature of a sales or value added tax), including any interest, additions to Tax, or penalties applicable thereto, imposed by any Tax Authority.

(ff)           “Tax Contest” shall mean any audit, assessment of Tax, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding.

(gg)         “Tax Items” shall mean any item of income, gain, loss, deduction, expense, Tax credit, Tax basis, capitalized cost, or any related carryover or carryback Tax Items or other Tax attributes that may have the effect of increasing or decreasing the determination of the Tax liability of a person for any particular taxable period.

(hh)         “Tax Return” shall mean any return, report, or information statement (including all exhibits and schedules thereto), in respect of any Tax, that has been, or is required to be, filed with a Taxing Authority.

(ii)           “Taxing Authority” shall mean any governmental authority having jurisdiction over the imposition, determination, assessment, or collection of any Tax.

(jj)           “Termination Event” shall mean, for any particular member of the Company Group that has joined with the Vivendi Group in the filing of a Vivendi Group Tax Return, any event pursuant to which such member ceases to be includible in a Vivendi Group Tax Return.

(kk)         “Termination Date” shall mean, for any particular member of the Company Group that has joined with the Vivendi Group in the filing of a Vivendi Group Tax Return, the date on which a Termination Event occurs.

(ll)           “Vivendi” shall mean Vivendi Holding I Corp., as defined in the Preamble hereto and any predecessor or successor corporation.

(mm)       “Vivendi Controlled Tax Issue” shall have the meaning set forth in Section 6 hereof.

(nn)         “Vivendi Games” shall mean Vivendi Games, Inc., as defined in the Preamble hereto and any predecessor or successor corporation.

(oo)         “Vivendi Group” shall mean, for any particular taxable year, Vivendi and any other corporation that has joined, or will join, with Vivendi in the filing of a Vivendi Group Tax Return.

(pp)         “Vivendi Group Tax Return” shall mean any Group Tax Return of the Vivendi Group.

(qq)         “Vivendi Group Taxable Year” shall mean each taxable year commencing after, or including, the Closing Date, in respect of which (i) a Vivendi Group Tax Return is permitted or required to be filed and (ii) such Vivendi Group Tax Return includes one or more members of the Company Group.

2.                         Vivendi Group Tax Returns.

2.1           Filing by Vivendi.  For each taxable period during which a member of the Company Group is eligible, or required, to join with the Vivendi Group in the filing of a Vivendi Group Tax Return, Company shall, and shall cause each relevant Company Group member to, (A) consent to and join with the Vivendi Group in the filing of any Vivendi Group Tax Return as Vivendi may elect or be required to file, (B) become a party to this Agreement, and (C) execute such documents and take such actions as Vivendi may reasonably request in connection with such filing.  For each such Vivendi Group Taxable Year, Vivendi shall file the Vivendi Group Tax Return on a timely basis.

2.2           Payment of Tax Liability.  Company shall timely pay to the appropriate Taxing Authority or discharge any Taxes required to be paid by any member of the Company Group.  For each Vivendi Group Taxable Year, Vivendi shall timely pay or discharge, or cause to be timely paid or discharged, the Tax liability of the Vivendi Group for such taxable year to the extent such liability is not required to be paid or discharged by Company pursuant to this Section 2.2.

2.3           Separate Return Tax Liability.  At least 60 days prior to the due date (taking into account any applicable extensions) for the filing of a Vivendi Group Tax Return in respect of which a member of the Company Group is included in such filing, Company shall furnish to Vivendi a written calculation in reasonable detail setting forth the amount of the Separate Return Tax Liability for the Company Subgroup, which calculation shall be subject to the reasonable review and approval of Vivendi.  In the case of estimated payments of Tax, the Company Subgroup shall make a reasonable estimate of the Separate Return Tax Liability (the “Estimated Separate Tax Return Liability”) for the Company Subgroup after good faith consultation with Vivendi and pay such estimated amount to Vivendi at the time specified in

Section 2.5 hereof.  Any dispute with respect to such calculations shall be ultimately resolved in accordance with the determination of Company’s independent public accountants; provided, however, that if Company’s independent public accountants determine that making any such recommendation may conflict with their status of remaining independent, such dispute shall be ultimately resolved in accordance with the determination of the tax group of another independent accounting firm of national reputation with expertise in the area of tax law relevant to such dispute selected by Company.  In the case of any particular Determination Year, Company shall pay Vivendi or Vivendi shall pay to Company, as the case may be, an amount equal to the difference between (A) the Separate Return Tax Liability for the Company Subgroup, as determined in this Section 2.3 for such year, and (B) the aggregate of (i) the amount actually paid by Company to any Taxing Authorities for such year, plus, (ii) without duplication of the amounts described in clause (B)(i) of this sentence, the total payments in respect of the Estimated Separate Tax Return Liability for such year.

2.4           Adjustments.

(a)       Subject to Section 6 hereof, if (I) as a result of any Final Determination, the Tax of the Vivendi Group for a Vivendi Group Taxable Year is subsequently increased or decreased from the amount shown on a return, amended return, or refund claim or (II) as a result of any change in any Tax Item that affects the calculation under Section 2.3 hereof, the Vivendi Group files an amended Vivendi Group Tax Return, then a recalculation of the Separate Return Tax Liability shall made (the “Adjusted Separate Return Tax Liability”).  Company (or the relevant member of the Company Subgroup) shall pay to Vivendi, or Vivendi shall pay to Company (or the relevant member of the Company Subgroup), as the case may be, an amount equal to the difference between the Separate Return Tax Liability and the Adjusted Separate Return Tax Liability, as the case may be.

(b)       Any out-of-pocket expenses incurred in connection with an adjustment described in Section 2.4(a) hereof shall be borne by the party incurring such expense.  Any interest or penalties arising from any such adjustment shall be equitably allocated between the Vivendi Group and the relevant Company Subgroup to reflect the extent to which such interest or penalties are associated with the Tax Items of the members of the Vivendi Group or the Company Subgroup.  Company, or the relevant member of the Company Subgroup, shall pay to Vivendi an amount equal to a portion of such interest or penalties allocable to the Company Subgroup.

2.5           Timing of Payments.

(a)       In the case of any amount required to be paid by Company, or the relevant member of the Company Subgroup, to Vivendi pursuant to Sections 2.3 and 2.4 hereof, (i) Vivendi shall furnish to Company written notice of its intention to make a corresponding payment (including estimated payments of Tax) to the relevant Taxing Authority or, in the case of an out-of-pocket expense, the relevant service provider, no earlier than seven (7) business days prior to the date upon which Vivendi intends to make such corresponding payment, and (ii) Company shall make payment to Vivendi no later than three (3) business days after receipt of such written notice from Vivendi.

(b)       Any amount required to be paid by Vivendi to Company, or the relevant member of the Company Subgroup, pursuant to Section 2.3 hereof shall be made no later than the date of the filing of the relevant Vivendi Group Tax Return.  Any amount required to be paid by Vivendi to Company, or the relevant member of the Company Subgroup, pursuant to Section 2.4 shall be made no later than two (2) business days following the date upon which Vivendi receives a corresponding payment or credit from the relevant Taxing Authority.

(c)       The parties hereto intend that all amounts required to paid by one party to the other party hereunder shall be paid in full when due.  In the event that any such amount is not paid on or prior to the due date hereunder, such amount shall bear interest, during the period that such amount remains due and owing, at a rate equal to the short-term applicable Federal rate for such period as defined under section 6621(a)(2) under the Code and determined by the Internal Revenue Service from time to time.

3.                         Termination Event.  Upon a Termination Event, Vivendi and Company shall cooperate in determining an equitable allocation of any Tax Items between the Vivendi Group and the member of the Company Subgroup relevant to the Termination Event.  To the extent permitted by applicable law, Tax Items shall be allocated to such Company Subgroup member to the extent that such member bears, or has borne, the Tax liability associated with such Tax Item under Sections 2.3 or 2.4 hereof or, in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Item.

4.                         Continuing Covenants.  Unless otherwise required by applicable law, each of Vivendi (for itself and for the Non-Company Vivendi Group) and Company (for itself and the Company Group) agrees not to take any action in connection with any Tax Return or settlement of any Tax Contest that is reasonably expected to result in an increased Tax liability to the other, a reduction in a beneficial Tax Item of the other or an increased liability to the other under this Agreement.

5.                         Indemnification.

(a)       Vivendi shall be liable for, and shall indemnify, defend, and hold harmless the members of the Company Group from and against all Taxes imposed on the Company Group as a result of a failure of Vivendi to pay or discharge an amount required to be paid by Vivendi pursuant to Sections 2.2, 2.3 or 2.4, but such liability shall be reduced and offset by any amounts owed by Company to Vivendi pursuant to Sections 2.3 and 2.4.

(b)       Vivendi shall be liable for, and shall indemnify, defend, and hold harmless the members of the Company Group from and against all Taxes in respect of Vivendi Games arising from, in connection with, or related to any Tax period commencing prior to the combination of the businesses of Company and Vivendi Games, in excess of the amount specifically designated as a reserve for any such Tax as set forth on the Vivendi Games 6/30/08 Balance Sheet; provided, however, Vivendi does not make any representation as to or warrant or guarantee the existence or value of any net operating losses, credits, or other tax attributes of any member of the Vivendi Group (including Vivendi Games and any of its subsidiaries).

(c)       Vivendi shall be liable for, and shall indemnify, defend, and hold harmless the members of the Company Group from and against all Taxes arising from, in connection with, or related to the application and effect of the preclusion, or subsequent disallowance by the Internal Revenue Service or other Tax authority, of any deduction as an “excess parachute payment” under section 280G of the Code (or similar state or local Tax law), and any withholding Tax liability associated therewith under section 4999 of the Code (or similar state or local Tax law), relating to any payment or benefit (a) in effect on or prior to the Closing Date and provided under any Vivendi or Vivendi Games compensatory or similar arrangement and (b) arising by virtue of the consummation of the transactions contemplated by the Combination Agreement.

(d)       Company shall be liable for, and shall indemnify, defend, and hold harmless the members of the Non-Company Vivendi Group from and against all Taxes imposed on the Non-Company Vivendi Group as a result of a failure of Company to pay or discharge an amount required to be paid by Company pursuant to Sections 2.2, 2.3 or 2.4, but such liability shall be reduced and offset by any amounts owed by Vivendi to Company pursuant to Section 2.3 and 2.4.

Any indemnification payment required to be made pursuant to this Section 5 shall be due and payable promptly upon receipt of delivery of written notice thereof.

6.                         Tax Contests.  In the case of any Tax Contest pertaining to any Vivendi Group Tax Return which includes one or more members of the Company Group, Vivendi shall (i) keep Company reasonably informed of the material issues arising during the course of such contest that could be reasonably anticipated to affect the determination of the Tax liability of any member of the Company Subgroup under Section 2.4 hereof (a “Company Subgroup Related Tax Issue”) and furnish to Company a copy of all written communications, documents, and other material writings related to such issues and (ii) have the right to control the course of such contest (a “Vivendi Controlled Tax Issue”); provided, however, that in the case of any Company Subgroup Related Tax Issue which focuses primarily on a Tax Item of a member of the Company Subgroup, Company shall have the right to control the course of such contest (a “Company Controlled Tax Issue”).  Vivendi shall not settle a Vivendi Controlled Tax Issue and Company shall not settle a Company Controlled Tax Issue without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that (A) Vivendi may elect to settle a Vivendi Controlled Tax Issue without the consent of Company, in which case Vivendi shall have no right to receive any payment from Company in connection with such settlement pursuant to Section 2.4 hereof in excess of any amount to which Company has consented pursuant to this sentence, and (B) Company may elect to settle a Company Controlled Tax Issue without the consent of Vivendi, in which case Company shall have no right to receive any payment from Vivendi in connection with such settlement pursuant to Sections 2.4 or 5(b) hereof in excess of any amount to which Vivendi has consented pursuant to this sentence.

7.                         Dispute Resolution.  Except as provided in Section 2.3 hereof, in the event that Vivendi and Company disagree as to the determination of amount of any payment, or any other determination or calculation, permitted or required to be made under this Agreement, the parties shall attempt in good faith to resolve such dispute.  If the parties cannot resolve the dispute within sixty (60) days following the commencement of the dispute, Vivendi and Company shall jointly retain a nationally recognized accounting firm mutually agreeable to the parties (the “Resolution Accountant”), to resolve the dispute.  The Resolution Accountant shall determine the correct amount, or any other matter, that is the subject of the dispute which determination shall be final.  The fees payable to the Resolution Accountant shall borne by each of Vivendi and Company as equitably determined by the Resolution Accountant.

8.                         Cash Repatriation.  If a Non-US Subsidiary makes a Dividend to a member of the Company US Group after the Closing Date and before the Repatriation Cutoff, the following rules shall apply:

(a)       If the Dividend is made on a date that is included in a Determination Year of Vivendi Games, the amount of Separate Return Tax Liability (or Adjusted Separate Tax Return Liability, as the case may be) for such Determination Year shall be reduced by the amount of the Repatriation Offset attributable to such Dividend.  The parties hereto agree to treat any reduction of the Separate Return Tax Liability made pursuant to this Section 8(a) for Tax purposes as an adjustment to the purchase price of the Company shares acquired by Vivendi and its affiliates pursuant to the Combination Agreement.

(b)       If the Dividend is made on a date that is not included in a Determination Year of Vivendi Games, Vivendi shall pay (or cause a subsidiary of Vivendi that is not Company or a subsidiary of Company to pay) to Company an amount equal to the Repatriation Offset attributable to such Dividend no later than ten (10) business days after Vivendi receives notice from Company of the amount of the Repatriation Offset.  The parties hereto agree to treat any payment made pursuant to this Section 8(b) for Tax purposes as an adjustment to the purchase price of Company shares acquired by Vivendi S.A. and its affiliates pursuant to the Combination Agreement.

(c)       In the case of any particular distribution paid, or proposed to be paid, by a Non-US Subsidiary to the Company in respect of which the Company is, or would become, entitled to receive a Repatriation Offset hereunder, the Company shall furnish to Vivendi a written description of the determination of such Repatriation Offset, setting forth in reasonable detail the computation of such Repatriation Offset, which calculation shall be subject to the reasonable review and approval of Vivendi.  Any dispute with respect to such calculation shall be ultimately resolved in accordance with Section 7 hereof.

(d)       With respect to any Dividend made on a date that is not included in a Determination Year of Vivendi Games, if, prior to the third anniversary of the Repatriation Cutoff, (I) as a result of any Final Determination, the amount of the Repatriation Tax associated with such Dividend is subsequently increased or decreased from the amount determined at the time of the payment of the amount of the Repatriation Offset or (II) as a result of any change in any Tax Item that affects the calculation of the Repatriation Tax associated with such Dividend, Vivendi Games (or the parent of the consolidated group of which Vivendi Games is not the parent) files an amended Tax Return for the taxable year that includes such Dividend; then a recalculation of the Repatriation Amount attributable to such Dividend shall be made (the “Adjusted Repatriation Amount”) and a recalculation of the Repatriation Offset attributable to such Dividend shall be made (the “Adjusted Repatriation Offset”).  As soon as reasonably practicable after such determination is made, Company shall pay to Vivendi, or Vivendi shall pay (or cause a subsidiary of Vivendi that is not Company or a subsidiary of Company to pay) to Company, as the case may be, an amount equal to the difference between the Repatriation Offset and the Adjusted Repatriation Offset, as the case may be.

(e)       With respect to any Dividend made before the earlier of (i) the Repatriation Cutoff and (ii) the time when the Repatriation Balance is reduced to zero, the Company hereby agrees that (1) it shall be entitled to a reduction of its Separate Return Tax Liability (or Adjusted Separate Return Tax Liability, as the case may be) pursuant to subsection (a) hereof by, or the receipt of, a Repatriation Offset (or Adjusted Repatriation Offset, as the case may be) in respect of any Dividend only if it would have made such Dividend, with respect to both amount and timing, regardless of the availability of a reduction by or receipt of the Repatriation Offset, including in connection with any reorganization, restructuring transaction, sale of substantially all assets or similar transaction; and (2) it shall be entitled to a reduction of its Separate Return Tax Liability (or Adjusted Separate Return Tax Liability, as the case may be) pursuant to subsection (a) here of by, or the receipt of, a Repatriation Offset (or Adjusted Repatriation Offset, as the case may be) in respect of any transaction or series of transactions only if, and to the extent that, such transaction or series of transactions that gives, or is deemed to give, rise to a Dividend for United States Federal income Tax purposes also results in a reduction in the net asset value of the relevant Non-US Subsidiary.

9.                         Non-US Subsidiary Cash.  Attached as Appendix A to this Agreement is a schedule of the estimated Non-US Subsidiary Cash of each Non-US Subsidiary.  As soon as practicable after the Closing Date, the actual Non-US Subsidiary Cash of each Non-US Subsidiary shall be determined, and the schedule in Appendix A shall be replaced with a schedule showing the actual Non-US Subsidiary Cash of each Non-US Subsidiary.

10.                       Term.  This Agreement shall continue in full force and effect until such time that the parties hereto agree in writing to terminate this Agreement.

11.                       Notices.  All payments, notices, demands, or communications required or permitted to be given hereunder shall be effective upon delivery and may be delivered via personally delivery, email transmission, facsimile transmission, Federal Express or a similar courier service, certified mail, or in the case of payment, wire transmission.  A form of delivery based upon a street addressed, may be directed to the following addresses:

to Vivendi:

[local address]

to Vivendi Games:

[local address]

to Activision Blizzard:

[local address]

or to such other address or to the attention of such other person as a party may, from time to time, designate by written notice to the other party.

12.                       Amendment of Agreement.  This Agreement may not be amended, supplemented or discharged, except by an instrument in writing signed by all parties hereto.

13.                       Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of Vivendi, Vivendi Games, Company, and their respective successors and assigns and any reference herein to Vivendi, Vivendi Games, and Company shall be deemed to include their respective successors and assigns.

14.                       Severability.  If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, (i) the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and (ii) the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

15.                       Further Assurances.  The parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

16.                       Waivers.  No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any right or power.  No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such a waiver or consent shall be effective only in the specific instance and for the purpose for which given.

17.                       Setoff.  All payments to be made by any party under this Agreement shall be made without setoff, counterclaim, or withholding, all of which are expressly waived.

18.                       Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

19.                       Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

20.                       Effect of this Agreement.  This Agreement and Sections 4.1(c) and (d) of the Investor Agreement shall supersede any other Tax sharing arrangement or agreement in effect between the parties to this Agreement.

21.                       Entire Agreement.  Except as provided in this Section 21, this Agreement constitutes the entire Agreement among the parties relating to the allocation of the Tax liabilities of the Vivendi Group in respect of a Determination Year.  Notwithstanding any provision in this Agreement, (i) the allocation of any value added tax liabilities incurred pursuant to the Cash Management Services Agreement entered into by and among Vivendi S.A., Company and Vivendi Games Treasury S.A.S. dated on or about the date hereof (or any successors thereto) shall be governed by such Cash Management Services Agreement (or successor thereto) and (ii) any payments required to be made in respect of Taxes described in the $1,025,000,000 Credit Agreement entered into among Company and Vivendi S.A. dated on or about April 29, 2008 hereof (or any successors thereto) shall be governed by such Credit Agreement (or successor thereto).

22.                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Vivendi Holding I Corp.

By:	/s/ George E. Bushnell III
	Name:	George E. Bushnell III
	Title:	President

Date: July 9, 2008

Vivendi Games, Inc.

By:	/s/ Bruce L. Hack
	Name:	Bruce L. Hack
	Title:	Chief Executive Officer

Date: July 9, 2008

Activision Blizzard, Inc.

By:	/s/ Robert. A. Kotick
	Name:	Robert A. Kotick
	Title:	President and Chief Executive Officer

Date: July 9, 2008

APPENDIX A

[Non-US Subsidiary Cash]